As filed with the Securities and Exchange Commission on April 12, 2011

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

VISHAY PRECISION GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	27-0986328
(State or Other Jurisdiction of Incorporation or	(I.R.S. Employer Identification Number)
Organization)

3 Great Valley Parkway, Suite 150
Malvern, PA 19355
484-321-5300
(Address, including zip code, and telephone number, including area code, of Registrant’s Principal Executive Offices)

Roland Desilets
Senior Director of Legal Services
3 Great Valley Parkway, Suite 150
Malvern, PA 19355
484-321-5300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box: ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes or securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated file,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☐	Accelerated Filer ☐

Non-accelerated filer ☑	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be	Amount to be	Proposed maximum	Proposed maximum	Amount of
registered	registered	offering price per	aggregate offering	registration fee
		share	price
Class A Warrants to	500,000	– (1)	– (1)	– (1)
purchase Common Stock, at
an exercise price of $26.56
per share
Class B Warrants to	130,252	– (1)	– (1)	– (1)
purchase Common Stock, at
an exercise price of $40.23
per share
Common Stock, $0.10 par	1,071,428	$ 15.74 (4)	$ 16,864,277 (4)	$ 1,958 (4)
value per share (2) (3)
____________________

(1)	Pursuant to Rule 457(g) under the Securities Act of 1933, as amended, no separate registration fee is required with respect to the Class A Warrants or the Class B Warrants as they are being registered in the same registration statement as the common stock to be offered pursuant thereto.
(2)	Includes (i) 441,176 shares issuable upon exchange of Vishay Precision Group, Inc.’s $9,958,460 Exchangeable Floating Rate Unsecured Notes Due 2102 (or any replacement notes issued in connection with any future spin-off transaction), at an initial exchange price of $22.57 per share; and (ii) 630,252 shares Issuable upon exercise of the Class A Warrants and the Class B Warrants.
(3)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered an indeterminate number of additional shares of common stock that may be issued pursuant to the anti-dilution and transactional adjustment provisions of the Notes and Warrants.
(4)	Pursuant to Rule 457(c), and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is calculated based upon the average of the high and low prices per share of the Registrant’s common stock as reported on the New York Stock Exchange on April 11, 2011.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Prospectus, Subject to Completion, dated April 12, 2011

Vishay Precision Group, Inc.

Class A Warrants to purchase 500,000 shares of Common Stock
Class B Warrants to purchase 130,252 shares of Common Stock
1,071,428 shares of Common Stock

     This prospectus will be used by the selling securityholders to resell all or a portion of the following of our securities:
  Class A Warrants to purchase up to 500,000 shares of our common stock at an exercise price of $26.56 per share (the “Class A Warrants”);

  Class B Warrants to purchase up to 130,252 shares of our common stock at an exercise price of $40.23 per share (the “Class B Warrants”);

  Up to 441,176 shares of our common stock issuable upon exchange of our exchangeable floating rate unsecured loan notes due 2102 (the “Notes”) in the principal amount of $9,958,460 (or any replacement notes issued in connection with any spin-off transaction); and

  Up to 630,252 shares issuable upon exercise of the Class A Warrants and Class B Warrants (collectively, the “Warrants”).
     In December 2002, Vishay Intertechnology, Inc. (“Vishay”) issued certain notes and warrants in connection with its acquisition of BCcomponents Holdings, B.V. which provided, among other things, that if and when Vishay spun off a portion of its business while the notes and warrants were still outstanding, that the Vishay notes and warrants would be adjusted and that the spun-off company would issue notes and warrants of its own to the then-holders of the Vishay notes and warrants. On July 6, 2010, we were spun off from Vishay and became an independent, publicly traded company (the “spin-off”). In connection with the spin-off, we issued the Class A Warrants, the Class B Warrants and the Notes.

     Our shares of common stock trade on the New York Stock Exchange (“NYSE”) under the symbol “VPG.” On April 11, 2011, the last sale price of the shares as reported on the NYSE was $15.60 per share.

     Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 5 of this prospectus.

     We will not receive any cash proceeds from sale of the selling securityholders’ securities, but we will receive the proceeds from the exercise of the Warrants.

     Neither the Securities and Exchange Commission (the “SEC”), any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 12, 2011.

Important Notice about the Information Presented in this Prospectus

     You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with additional or different information. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

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TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

FORWARD LOOKING INFORMATION	3

RISK FACTORS	4

USE OF PROCEEDS	16

DESCRIPTION OF CAPITAL STOCK	17

DESCRIPTION OF THE WARRANTS	18

DESCRIPTION OF THE NOTES	20

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES	22

SELLING SECURITYHOLDERS	27

PLAN OF DISTRIBUTION	28

LEGAL MATTERS	30

EXPERTS	30

WHERE YOU CAN FIND MORE INFORMATION	30

INCORPORATION BY REFERENCE	30

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PROSPECTUS SUMMARY

     You should read this entire prospectus, including the information set forth under “Risk Factors” and the information incorporated by reference in this prospectus. As used in this prospectus, “VPG,” “company,” “we,” “us” and “our” refer to Vishay Precision Group, Inc. and its consolidated subsidiaries, unless otherwise specified.

Vishay Precision Group, Inc.

     Our business was previously part of Vishay Intertechnology, Inc. (“Vishay”) and our assets and liabilities consisted of those that Vishay attributed to its precision measurement and foil resistor businesses. We were created as a spin-off from Vishay on July 6, 2010 (the “spin-off”). Following the spin-off, we became an independent, publicly traded company and Vishay did not retain any ownership interest in us.

     We are a designer, manufacturer and marketer of Foil Technology Products (strain gages, ultra-precision foil resistors, and current sensors) and Weighing Modules and Control Systems (transducers/load cells, instruments, weigh modules, and control systems) for a wide variety of applications.

     Resistors are basic components used in all forms of electronic circuitry to adjust and regulate levels of voltage and current. They vary widely in precision and cost, and are manufactured from numerous materials and in many forms. Foil resistors are the most precise and stable type of resistors available. A strain gage is a special type of resistive sensor for measurement of weights and stress.

     Innovations in the fields of foil technology were the foundation of the Vishay Precision Group business. The subsequent advancement of foil resistance and strain gage technology opened the door for us to numerous commercial applications such as for weighing modules and control systems on a vertical market basis.

     Our growth and acquisition strategy focuses on vertical product integration, using our foil resistance strain gages in our load cell products and incorporating our load cells, electronic measurement instrumentation (containing foil resistors) and software into our modules and measurement systems. Current sensing foil resistor products are also part of certain control systems that we manufacture. From 2002 to 2008, Vishay completed the acquisition of multiple businesses and joint venture interests with operations in various countries, substantially expanding our business. Many of these acquisitions have been directed towards furthering our vertical integration strategy, and we expect to continue to focus our acquisition program in this direction.

     We believe we have a number of competitive strengths, including our strong product portfolio, our robust research and development capabilities, a diversified customer base, and consistent significant cash flow generation. In 2010, 2009 and 2008, we generated $21.7 million, $29.2 million, and $22.5 million, respectively, of cash from operating activities.

     Key challenges that we face include competition both in the U.S. and in other countries where we operate, challenges in implementing our acquisition strategy, and the need to deal with the impact of global economic developments.

     For a more detailed discussion of the risks and uncertainties inherent in our business, which could materially and adversely affect our business, results of operations or financial condition and could also adversely affect the trading price of our common stock, see “Risk Factors” commencing on page 5.

     VPG is a Delaware corporation. Our principal executive offices are located at 3 Great Valley Parkway, Suite 150, Malvern, PA 19355, and our telephone number there is (484) 321-5300.

The Offering

     In connection with the spin-off, we agreed to register the issuance of the common stock issuable upon exercise of the Warrants and the exchange of the Notes. This prospectus has been prepared, and the registration statement of which this prospectus is a part has been filed with the SEC to satisfy our obligations to the recipients of the Notes and the Warrants. Accordingly, this prospectus covers:
  the resale by selling securityholders of the Class A Warrants and the Class B Warrants;

  the resale by selling securityholders of shares of our common stock issuable upon exchange of the Notes; and

  the resale by selling securityholders of shares of our common stock issuable upon exercise of the Warrants.
     Investing in our securities involves risks. You should carefully consider the information under “Risk Factors” beginning on page 5 and the other information included in this prospectus before investing in our securities.

Warrants and Notes

     In 2002, Vishay issued exchangeable floating rate unsecured loan notes due 2102 in the original principal amount of $105,000,000, Class A Warrants to purchase 7,000,000 shares of Vishay common stock at an exercise price of $20.00 per share and Class B Warrants to purchase 1,823,529 shares of Vishay common stock at an exercise price of $30.30 per share. In connection with the spin-off, we agreed to assume $9,958,460 in principal amount of Vishay’s obligations under its exchangeable floating rate unsecured loan notes due 2102 and to issue Class A Warrants to purchase 500,000 shares of our common stock and Class B Warrants to purchase 130,252 shares of our common stock. With the exception of the exercise price, our Class A Warrants and Class B Warrants have identical terms and provisions as more particularly set forth in “Description of Warrants” below. The Warrants may be exercised at any time from and after the date the Warrants were issued until the expiration date, December 31, 2012.

Common Stock

     Shares issuable on exchange of Notes

     We entered into a put and call agreement with the holders of our floating rate unsecured loan notes due 2102 issued in connection with the spin-off. Among other things, this agreement provides that holders of the Notes may “put” or exchange the notes for our common stock, at a ratio set forth in “Description of the Notes” below. A total of 441,176 shares of our common stock are issuable upon exchange of the $9,958,460 principal amount of notes outstanding, subject to anti-dilution and transactional adjustments. These shares are being offered through this prospectus for resale by the selling securityholders following exchange of the Notes in the manner described under “Plan of Distribution.”

     Shares issuable on exercise of Warrants

     Also through this prospectus, 500,000 shares of our common stock issuable upon exercise of our Class A Warrants and 130,252 shares of our common stock issuable upon exercise of our Class B Warrants to the holders of the Warrants upon exercise may be offered for resale by the selling securityholders.

FORWARD LOOKING INFORMATION

     Some of the statements in this prospectus and in documents incorporated by reference constitute forward-looking statements. These forward-looking statements reflect our current views with respect to future events or our financial performance, and involve certain known and unknown risks, uncertainties and other factors, including those identified below, which may cause our or our industry’s actual or future results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statements or from historical results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “believe,” “expect,” “plan,” “anticipate,” “intend,” “estimate,” “predict,” “potential” and other expressions which indicate future events and trends. We do not, nor does any other person, assume responsibility for the accuracy and completeness of any forward-looking statements. We have no duty to update or revise any forward-looking statements after the date of this prospectus or to conform them to actual results, new information, future events or otherwise.

     The following factors, among others, could cause our or our industry’s future results to differ materially from historical results or those anticipated:
  overall economic and business conditions,

  the demand for our products,

  competitive factors in the industries in which we compete,

  changes in government regulation,

  changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations,

  changes in United States generally accepted accounting principles or interpretations of those principles by governmental agencies and self-regulatory groups,

  interest rate fluctuations, foreign currency rate fluctuations, and other capital market conditions,

  economic and political conditions in international markets, including governmental changes and restrictions on the ability to transfer capital across borders,

  changes in the cost of raw materials used in our business,

  successful research and development and product development activity,

  the timing, impact, and other uncertainties of pending and future acquisitions by us, and the ability to achieve anticipated synergies and other cost savings in connection with such future acquisitions.
     These factors and the risk factors described in the following section are those of which we are currently aware. However, they are not necessarily all of the important factors that could cause actual results, performance or achievements to differ materially from those expressed in any of our forward-looking statements. We operate in a continually changing business environment, and new risk factors emerge from time to time. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. The forward-looking statements included in this document are made only as of the date of this document, and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. We cannot assure you that projected results or events reflected in the forward-looking statements will be achieved or will occur.

RISK FACTORS

     An investment in the securities offered through this prospectus involves certain risks. You should carefully consider the following risks, as well as other information contained elsewhere in this prospectus or incorporated by reference in this prospectus. In addition, you should carefully consider the “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 24, 2011 and our subsequent reports filed with the SEC before deciding to invest in the securities offered through this prospectus.

Risks Related to Our Business

We face intense competition in our business.

We face various degrees and types of competition in our different businesses directly and, because we are vertically integrated, in certain instances these may each pose a threat to our business as a whole.

We have a significant market position in foil resistance strain gages and foil resistors. Foil resistance strain gages and foil resistors are also produced by competitors, principally located in China. We believe that our foil technology products provide superior performance relative to our competitors, but that could change if our competitors succeed in developing and introducing innovative competitive offerings. Also, our foil resistance strain gages compete with other types of strain gages, such as semiconductor strain gages, which we do not manufacture. We believe that other types of strain gages are not as reliable or stable as our foil resistance strain gages, but that could change as the technology for these other products continues to evolve. The ability of these competitors to improve the competitiveness or pricing of their products relative to our offering could adversely affect us.

The market for transducers/load cells products is highly fragmented and very competitive. Our load cell modules and systems face competition from numerous other system manufacturers. Competition for modules and systems is most often based on customer relationships, product reliability, technical performance, and the ability to anticipate and satisfy customer needs for specific design configurations. Many other manufacturers have more experience in particular geographic markets and specific applications than we do, and may be better positioned to compete in these areas. We cannot assure you that we will be able to successfully grow our business in the face of these competitive challenges.

Our strategy of vertical product integration exposes us to certain risks.

Our growth and acquisition strategy largely focuses on vertical product integration. For example, we use our strain gages in our transducer/load cell products and incorporate our load cells and our electronic measurement instrumentation and software into our systems. Our transducer/load cell business is our second largest customer for our strain gages. Our systems business is primarily using our transducer/load cells, although we also sell our transducer/load cells to third-party customers. Many of the acquisitions which form the core operations of our business in recent years have been directed towards furthering our vertical integration strategy, and we expect to continue to focus our acquisition strategy in this direction.

While we believe this has been and will continue to be a sound business strategy, vertical product integration and the resulting interdependencies of our divisions exposes us to certain risks. As a consequence of our vertical integration, we compete with certain of our customers and potential customers for strain gages and load cells, who, for that reason, may elect not to do business with us. Also, acquisitions that we pursue for purposes of promoting vertical integration may fail to be successfully combined with our existing businesses or may otherwise not succeed as we anticipate. Any of these outcomes could materially and adversely affect our company.

In the past we have grown through successful integration of acquired businesses, but this may not continue.

Our long-term historical growth in revenues and net earnings has resulted in large part from our strategy of expansion through acquisitions. We cannot assure that we will identify, have the financial capabilities to acquire, or successfully complete transactions with suitable acquisition candidates in the future. We also cannot assure that acquisitions that we will complete in the future will be successful.

Such acquisitions or investments involve a number of risks, including the risks in assimilating the operations and personnel of acquired companies, realizing the value of the acquired assets relative to the price paid, distraction of management from our ongoing businesses and potential product disruptions associated with the sale of the acquired companies’ products. These factors could have a material adverse effect on our business, financial condition and operating results.

Future acquisitions could require us to incur or issue additional indebtedness or issue additional equity.

If we were to undertake a substantial acquisition for cash, the acquisition would likely need to be financed in part through bank borrowings or the issuance of public or private debt. This acquisition financing would likely decrease our ratio of earnings to fixed charges and adversely affect other credit metrics. Our revolving credit facility requires us to obtain the lenders’ consent for certain additional debt financing and to comply with other covenants including the application of specific financial ratios. We cannot assure that the necessary acquisition financing would be available to us on acceptable terms if and when required. If we were to make an acquisition with equity, the acquisition may have a dilutive effect on the interests of the holders of our common stock.

We might require additional capital to support business growth, and this capital might not be available.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges or opportunities, including the need to develop new offerings or enhance our existing offerings, enhance our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions.

In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.

To remain successful, we must continue to innovate, and our investments in new technologies may not prove successful.

Our future operating results depend on our ability to continually develop, introduce and market new and innovative products, to modify existing products, to respond to technological change, and to customize certain products to meet customer requirements. There are numerous risks inherent in this process, including the risks that we will be unable to anticipate the direction of technological change or that we will be unable to develop and market new products and applications in a timely fashion to satisfy customer demands. If this occurs, we could lose customers and experience adverse effects on our financial condition and results of operations.

Our success is dependent upon our ability to protect our proprietary technology and other intellectual property.

We rely on a combination of the protections provided by applicable patent, trademark, copyright and trade secret laws, as well as on confidentiality procedures and other contractual arrangements, to establish and protect our rights in our technology and related materials and information. We enter into agreements with our customers and distributors. These agreements contain confidentiality and non-disclosure provisions, a limited warranty covering our products and indemnification for the customer from infringement actions related to our products.

Despite our efforts, it may be possible for others to copy portions of our products, reverse engineer them or obtain and use information that we regard as proprietary, all of which could adversely affect our competitive position. Furthermore, there can be no assurance that our competitors will not independently develop technology similar to ours. The laws of certain countries in which we manufacture do not protect our intellectual property rights to the same extent as the laws of the United States. In the Office of the United States Trade Representative (“USTR”) annual "Special 301" Report released on April 30, 2010, the adequacy and effectiveness of intellectual property protection in a number of foreign countries were analyzed.

A number of countries in which we manufacture are identified in the report as being on the Priority Watch List. Those countries where particular concern is expressed include China, where the USTR find China's intellectual property enforcement to be largely ineffective and a non-deterrent, India, where the expressed concern was India's inadequate legal framework and ineffective enforcement, and Russia which has failed to fully implement bilateral intellectual property agreements. Costa Rica, Mexico, Argentina and the Philippines were also identified because of problems in intellectual property enforcement. Indonesia was another country identified because of the overall deterioration of its intellectual property protection enforcement climate and an unreliable judicial system for intellectual property cases. In addition, Malaysia, Vietnam, and Thailand were identified as countries where piracy and counterfeiting remain widespread. The absence of harmonized intellectual property protection laws and effective enforcement makes it difficult to ensure consistent respect for patent and other intellectual property rights on a worldwide basis. As a result, it is possible for third parties to use our proprietary technology in certain countries without us having the ability to enforce our rights in those countries.

The success of our business is highly dependent on maintenance of intellectual property rights.

The unauthorized use of our intellectual property rights may increase the cost of protecting these rights or reduce our revenues. We may initiate, or be subject to, claims or litigation for infringement of proprietary rights or to establish the validity of our proprietary rights, which could result in significant expense to us, cause product shipment delays, require us to enter royalty or licensing agreements and divert the efforts of our technical and management personnel from productive tasks, whether or not such litigation were determined in our favor.

We may be exposed to product liability claims.

While our agreements with our customers and distributors typically contain provisions designed to limit our exposure to potential material product liability claims, including appropriate warranty, indemnification, waiver and limitation of liability provisions, it is possible that such provisions may not be effective under the laws of some jurisdictions, thus exposing us to substantial liability. Moreover, defending a suit, regardless of its merits, could entail substantial expense and require the time and attention of key management personnel. If product liability claims are brought against us, the costs associated with defending such claims may adversely affect our results of operations.

We must expend significant resources to obtain design wins without assurance that we will be successful.

We are targeting the market for sophisticated load cell modules and turnkey weighing and force measurement systems as a primary driver of our future growth. In many cases, we must initiate communication with our customers, and convince the customer that our products and systems will offer solutions for its business that are technically superior and more cost effective compared to their existing arrangements. To do so we must often expend significant financial and human resources to develop technologically compelling products or systems with no guarantee that they will be adopted by our customers. The non-recurring engineering (“NRE”) costs for product development in these cases may be substantial.

Also, customers will often require a lengthy period of onsite testing before committing to purchase our module product or custom system, during which period we will not receive material revenue from the customer. While a design win for our custom module products and systems may result in a long period of recurring revenue during which we hope to recover our costs, we must often internally finance our development costs over significant time periods. If our custom-designed products or systems fail to gain acceptance with our customers, we will likely be forced to absorb substantial NRE costs, which could adversely affect our business.

The long development times for certain of our products and systems may result in unpredictable fluctuations in revenue and results of operations.

Our sophisticated load cell modules and custom weighing and force measurement systems often involve long product development cycles, both to develop the product or system and to secure customer acceptance following what may be a lengthy onsite testing period. During product development and testing, we may incur substantial costs without corresponding revenues. If our custom product or system is ultimately accepted by the customer, we may then begin to realize substantial revenues from our development efforts.

In particular, our precision weighing and force measurement systems can be priced for several hundred thousand dollars per unit, so that a contract to acquire one or more units can materially contribute to our revenues during the period or periods that we are permitted to recognize the contract revenues for accounting purposes. The nature of our custom product and system business may therefore result in substantial fluctuations in our operating results, including revenues and profitability, from period to period, even though there has been no fundamental change in our business or its prospects. This may make it difficult for investors to undertake period-to-period comparisons of our performance. Also, the fluctuating nature of key components of our revenues may limit the visibility of our management regarding performance in future periods and make it more difficult for our management to provide guidance to our investors.

We may not have adequate facilities to satisfy future increases in demand for our products.

Our business is cyclical and in periods of a rising economy, we may experience intense demand for our products. During such periods, we may have difficulty expanding our manufacturing capacity to satisfy demand. Factors which could limit such expansion include delays in procurement of manufacturing equipment, shortages of skilled personnel, and physical constraints on expansion at our facilities. If we are unable to meet our customers’ requirements and our competitors sufficiently expand production, we could lose customers and/or market share. These losses could have an adverse effect on our financial condition and results of operations. Also, capacity that we add during upturns in the business cycle may result in excess capacity during periods when demand for our products recedes, resulting in inefficient use of capital adversely affecting our business.

The nature of the market for our load cell modules and foil technology products may render them particularly susceptible to downturns in the economic environment.

Our load cell modules and foil technology products businesses are designed to replace and provide superior functionality over existing product infrastructure utilized by our customers. Often, it is only after introductory demonstrations by our sales and engineering teams that our customers come to appreciate the advantages of our products and systems and the long-term benefits of their adoption. Market factors, such as the recession that we have recently experienced, may make customers less receptive to adopting new technological solutions at our suggestion; even ones with demonstrated operational and financial advantages. During these periods, customers may defer or even cancel orders for products and systems for which they have previously contracted or given indications of interest.

Also, since our business is concentrated largely in the industrial sector, we do not benefit from countervailing fluctuations in consumer demand. As a result, our business may be more significantly affected by the consequences of a general economic slowdown than other segments of our industry and may also take longer to recover from the effects of a slowdown.

Our backlog is subject to customer cancellation.

Many of the orders that comprise our backlog may be canceled by our customers without penalty. Our customers, particularly for our foil technology products, often cancel orders when business is weak and inventories are excessive, a situation that we have experienced during periods of economic slowdown. Therefore, we cannot be certain that the amount of our backlog does not exceed the level of orders that will ultimately be delivered. Our results of operations could be adversely impacted if customers cancel a material portion of orders in our backlog.

The complexity of our sophisticated measurement systems may require costly corrections if design flaws are found.

Our custom measurement systems combine sophisticated electronic hardware and computer software. We believe that the sophistication of our systems contributes to their competitive advantage over similar products offered by other system integrators. We go to substantial lengths to assure that our system products are free of design flaws when they are delivered to our customers for installation and testing. However, due to the systems’ complexity, design flaws may occur and require correction. If the requisite corrections are substantial or difficult to implement due to the system’s complexity, we may not be able to recover the costs of correction and retesting, with the result that our profit margins on these systems could be substantially reduced, or even negated by losses, and our results of operations could be materially and adversely affected.

Our results are sensitive to raw material availability, quality, and cost.

Although most materials incorporated in our products are available from a number of sources, certain materials are available only from a relatively limited number of suppliers. The materials that are only available from a limited number of sources include certain molding compound, metal package suppliers, low resistance switches, polyimide film and laminating adhesives. We maintain a two year supply of strategic raw materials for continuity and risk management. Our customers would need significant advance notification to qualify alternative materials, if we had to use them. Alternative suppliers are available worldwide for most of our raw materials, but significant time (between 3 to 12 months) would be required to qualify new suppliers and establish efficient production scheduling.

Certain metals used in the manufacture of our products are traded on active markets, and can be subject to significant price volatility.

Our results of operations may be materially and adversely affected if we have difficulty obtaining these raw materials, the quality of available raw materials deteriorates, or there are significant price changes for these raw materials. For periods in which the prices of these raw materials are rising, we may be unable to pass on the increased cost to our customers, which would result in decreased margins for the products in which they are used. For periods in which the prices are declining, we may be required to write down our inventory carrying cost of these raw materials, since we record our inventory at the lower of cost or market. Depending on the extent of the difference between market price and our carrying cost, this write-down could have a material adverse effect on our net earnings. We also may need to record losses for adverse purchase commitments for these materials in periods of declining prices.

Our product sales may be adversely affected by changes in product classification levels under various qualification and specification standards.

Certain of our products must be qualified or approved under various military and aerospace specifications and other standards.

We have qualified certain of our foil resistor and sensor products under various military specifications approved and monitored by the United States Defense Electronic Supply Center, and under certain European military specifications, and various aerospace standards approved by the U.S. National Aeronautics and Space Administration and the European Space Agency.

Certain of our load cell products are approved by the National Type Evaluation Program and International Organization of Legal Metrology. Our on-board weighing systems must meet approved standards to make them legal-for-trade.

Qualification and specification levels are based in part upon product failure rate. We must continuously perform tests on our products, and for products that are qualified, the results of these tests must be reported to the qualifying organization. If a product fails to meet the requirements for the applicable classification level, the product’s classification may be suspended or reduced to a lower level. During the time that the classification is suspended or reduced to a lower level, net revenues and earnings attributable to that product may be adversely affected.

Our future success is substantially dependent on our ability to attract and retain highly qualified technical, managerial, marketing, finance, and administrative personnel.

The competitive environment of our business requires us to attract and retain highly qualified personnel to develop technological innovations and bring them to market on a timely basis. Our complex operations also require us to attract and retain highly qualified administrative personnel in functions such as legal, tax, accounting, financial reporting, auditing, and treasury. The market for personnel with such qualifications is highly competitive. We have not entered into employment agreements with many of our key personnel.

The loss of the services of or the failure to effectively recruit qualified personnel could have a material adverse effect on our business.

Failure to maintain effective internal controls could adversely affect our ability to meet our reporting requirements.

Effective internal controls are necessary for us to provide reasonable assurance with respect to our financial reports and to effectively prevent fraud. Beginning with the year ending December 31, 2011, we will be required to furnish a report by management on internal control over financial reporting, including management’s assessment of the effectiveness of such control. Internal controls over financial reporting may not prevent or detect misstatements because of inherent limitations, including the possibility of human error, the circumvention or overriding of controls or fraud. Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. If we cannot provide reasonable assurance with respect to our financial reports and effectively prevent fraud, our operating results could be harmed. In addition, projections of any evaluation of effectiveness of internal control over financial reporting to future periods are subject to the risk that the control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. If we fail to maintain the effectiveness of our internal controls, including any failure to implement required new or improved controls, or if we experience difficulties in their implementation, our business and operating results could be harmed, we could fail to meet our reporting obligations, and there could be a material adverse effect on our stock price.

Future changes in our environmental liability and compliance obligations may harm our ability to operate or increase costs.

Our manufacturing operations, products and/or product packaging are subject to environmental laws and regulations governing air emissions, wastewater discharges, the handling, disposal and remediation of hazardous substances, wastes and certain chemicals used or generated in our manufacturing processes, employee health and safety labeling or other notifications with respect to the content or other aspects of our processes, products or packaging, restrictions on the use of certain materials in or on design aspects of our products or product packaging, and responsibility for disposal of products or product packaging. We establish reserves for specifically identified potential environmental liabilities which we believe are adequate. Nevertheless, new liabilities could arise, and we may have unavoidably inherited certain pre-existing environmental liabilities, generally based on successor liability doctrines. Although we have never been involved in any environmental matter that has had a material adverse impact on our overall operations, there can be no assurance that in connection with any past or future operation, acquisition or otherwise, we will not be obligated to address environmental matters that could have a material adverse impact on our operations. In addition, more stringent environmental regulations may be enacted in the future, and we cannot presently determine the modifications, if any, in our operations that any such future regulations might require, or the cost of compliance with these regulations.

The integration of our information technology systems is complex, and any delay or problem with this integration may cause serious disruption or harm to our business.

As a result of the spin-off, we are in the process of integrating currently unrelated information technology systems across our company. We are subject to risk that we will not be able to absorb the level of systems change, commit or acquire the necessary resources, and focus the management attention necessary for the implementation to succeed. Many key strategic initiatives of major business functions depend on information technology systems, and if we fail to properly execute or if we miss critical deadlines in the implementation of this initiative, we could experience disruption and harm to our business, such as adversely affecting our ability to process orders, invoice, report our results, and manage our business.

Our credit facility subjects us to financial and operating restrictions.

In October 2010, we entered into a three-year revolving credit agreement with banks which we expect to use for working capital and other purposes. The credit agreement subjects us to certain restrictions. These restrictions may affect, and in some cases significantly limit or prohibit, among other things, our ability to:
  borrow additional funds;

  pay dividends or make other distributions;

  make investments, including capital expenditures;

  complete acquisitions;

  engage in transactions with affiliates or subsidiaries; or

  create liens on our assets.
The credit agreement also requires us to maintain certain financial ratios. If we fail to comply with the covenant restrictions contained in the credit agreement, that failure could result in a default that accelerates the maturity of the indebtedness under the agreement.

Unexpected events, such as the recent natural disaster in Japan, could disrupt our operations and adversely affect our results of operations.

We have manufacturing and other facilities in countries around the world. Unexpected events, including fires or explosions at facilities; natural disasters, such as hurricanes and earthquakes; war or terrorist activities; unplanned outages; supply disruptions; and failures of equipment or systems at any of our facilities could adversely affect our results of operation. We have a manufacturing facility in southeast Japan, which is our only business location in Japan. Although this facility is not located near the epicenter of the March 2011 Sendai earthquake, our Japan operations have been affected by the general impact of the natural disaster affecting Japan generally. Specifically, we have experienced rolling blackouts, decreased access to raw materials and limited ability to ship inventory that may adversely affect our operations in Japan. If these conditions persist, or if they arise with respect to other facilities, they may result in customer disruption, physical damage to one or more key operating facilities, the temporary closure of one or more key operating facilities, the temporary disruptions of information systems, and/or an adverse effect on our results of operations.

Risks relating to our operations outside the United States

We obtain substantial benefits by operating in Israel, but these benefits may not continue.

We have substantial operations in Israel. The low tax rates in Israel applicable to earnings of our operations in that country, compared to the rates in the United States, have the general effect of increasing our net earnings. There can also be no assurance that in the future the Israeli government will continue to offer new tax incentive programs applicable to us or that, if it does, such programs will provide the same level of benefits we have historically received or that we will continue to be eligible to benefit from them. Any significant increase in the Israeli tax rates could have an adverse impact on our results of operations.

Also, we have benefited from employment incentive grants made by the Israeli government in the past. There can be no assurance that the Israeli government will continue to offer new grant programs applicable to us, and the lack of such grants may adversely affect the costs of our business in Israel in the future.

We attempt to improve profitability by operating in countries in which labor costs are low, but the shift of operations to these regions may entail considerable expense.

Our strategy is aimed at achieving significant production cost savings through the transfer and expansion of manufacturing operations to and in countries with lower production costs or other incentives, such as Costa Rica, India, Israel, the People’s Republic of China, and the Republic of China (Taiwan). During this process, we may experience under-utilization of certain plants and factories in high-labor-cost regions and capacity constraints in plants and factories located in low-labor-cost regions. This under-utilization may result initially in production inefficiencies and higher costs. These costs include those associated with compensation in connection with workforce reductions and plant closings in the higher-labor-cost regions, and start-up expenses, manufacturing and construction delays, and increased depreciation costs in connection with the initiation or expansion of production in lower-labor-cost regions. In addition, as we implement transfers of certain of our operations we may experience strikes or other types of labor unrest as a result of layoffs or termination of our employees in high-labor-cost countries.

In connection with the transfer of manufacturing operations to lower-labor-cost countries, we are also increasing the level of automation in our plants for the purpose of seeking to optimize our capital and labor resources in production, inventory management, quality control, and warehousing. Although we have substantial experience with automation in several of our plants in higher-labor-cost countries, there are risks in seeking to increase the level of automation in plants which previously did not use a significant amount of automation. These risks include the possibility of inefficiencies and higher operating costs in the transition from manual to automated operations, and if the transition extends longer than anticipated, we could suffer product yield inefficiencies, contributing to higher product costs and increasing the time it will take for us to achieve a return on our investment in the capital equipment involved in the automation process. Furthermore, any layoffs or termination of our employees as a result of increased automation may lead to strikes or other types of labor unrest.

We are subject to the risks of political, economic, and military instability in countries outside the United States in which we operate.

Some of our products are produced in Israel, India, China, and other countries which are particularly subject to risks of political, economic, and military instability. This instability could result in wars, riots, nationalization of industry, currency fluctuations, and labor unrest. These conditions could have an adverse impact on our ability to operate in these regions and, depending on the extent and severity of these conditions, could materially and adversely affect our overall financial condition and operating results.

Our business has been in operation in Israel for 40 years. We have never experienced any material interruption in our operations attributable to these factors, in spite of several Middle East crises, including wars. However, we might be adversely affected if events were to occur in the Middle East that interfered with our operations in Israel.

We are subject to foreign currency exchange rate risks which may impact our results of operations.

We are exposed to foreign currency exchange rate risks, particularly due to market values of transactions in currencies other than the functional currencies of certain subsidiaries. From time to time, as part of Vishay Intertechnology, we utilized forward contracts to hedge a portion of projected cash flows from these exposures. As of April 2, 2011, we did not have any outstanding foreign currency forward exchange contracts.

Our significant foreign subsidiaries are located in the United Kingdom, Germany, Israel, Japan, and India. We finance our operations in Europe and certain locations in Asia in local currencies. Our operations in Israel and certain locations in Asia are largely financed in U.S. dollars, but these subsidiaries also have significant transactions in local currencies. Our exposure to foreign currency risk is mitigated to the extent that the costs incurred and the revenues earned in a particular currency offset one another. Our exposure to foreign currency risk is more pronounced in situations where, for example, production labor costs are predominantly paid in local currencies while the sales revenue for those products is denominated in U.S. dollars. This situation in particular applies to our operations in Israel, China, and Taiwan.

A change in the mix of the currencies in which we transact our business could have a material effect on results of operations. Furthermore, the timing of cash receipts and disbursements could have a material effect on our results of operations, particularly if there are significant changes in exchange rates in a short period of time.

We have a short operating history as an independent company upon which you can evaluate our performance and, accordingly, our prospects must be considered in light of the risks that any newly independent company encounters.

Prior to July 6, 2010, we operated as part of Vishay Intertechnology. Accordingly, we have a short experience operating as an independent company and performing various corporate functions, including human resources, tax administration, legal (including compliance with the Sarbanes-Oxley Act of 2002 and with the periodic reporting obligations of the Securities Exchange Act of 1934), treasury administration, investor relations, insurance, information technology and telecommunications services, as well as the accounting for many items such as equity compensation, income taxes, derivatives, intangible assets and pensions. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies in the early stages of independent business operations, all of which could have a material adverse effect on our business.

Some of our historical financial information is not necessarily indicative of our results as a separate company and therefore may not be reliable as an indicator of our future financial results.

Some of our historical financial statements have been created from Vishay Intertechnology’s financial statements using our historical results of operations and historical bases of assets and liabilities as part of Vishay Intertechnology. Accordingly, some of the historical financial information we have included in this document is not necessarily indicative of what our financial position, results of operations and cash flows would have been if we had been a separate, stand-alone entity during the periods presented.

The historical financial information is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future. While the historical results of operations for when we were part of Vishay Intertechnology include all costs of Vishay Intertechnology’s precision measurement and foil resistor businesses, those historical costs and expenses do not include all of the costs that would have been or will be incurred by us as an independent company. In addition, we have not made adjustments to that historical financial information to reflect changes, many of which are significant, that have, or will, occur in our cost structure, financing and operations as a result of the spin-off. These changes include potentially increased costs associated with reduced access to resources, economies of scale, and purchasing power.

While our combined and consolidated financial statements are calculated on a separate tax return basis, our effective income tax rate as reflected in our historical financial statements also may not be indicative of our future effective income tax rate. Among other things, the rate may be materially impacted by changes in the mix of our earnings from the various jurisdictions in which we operate, the tax characteristics of our earnings, the timing and amount of earnings of foreign subsidiaries that we repatriate to the United States, which may increase our tax expense and taxes paid, the timing and results of any reviews of our income tax filing positions in the jurisdictions in which we transact business, and the expiration of the tax incentives for manufacturing operations in Israel.

We use the mark Vishay under license from Vishay Intertechnology, which could result in product and market confusion.

We use the mark Vishay as part of our name and in connection with many of our products. Our use of the Vishay mark is governed by an agreement between us and Vishay Intertechnology, giving us a perpetual, royalty-free, worldwide license for the use of the mark. We believe that it is important that we continue the use of the Vishay name in order to benefit from the reputation of the Vishay brand, which was first used in connection with our foil resistors and strain gages when Vishay Intertechnology was founded over 40 years ago.

There are risks associated with our use of the Vishay mark, however, both for us and for Vishay Intertechnology. Because both we and Vishay Intertechnology use the Vishay mark, confusion could arise in the market regarding the products offered by the two companies, and there could be a misplaced perception of our continuing to be associated with Vishay Intertechnology. Also, any negative publicity associated with one of the two companies in the future could adversely affect the public image of the other. Finally, Vishay Intertechnology will have the right to terminate the license agreement in certain extreme circumstances if we are in material and repeated breach of the terms of the agreement, which would likely have an adverse effect on us and our business.

Risks Relating to Our Common Stock

Our smaller size may affect the trading market for our shares.

We are considered a “microcap” company and our trading volume is likely to fluctuate. Also, it is possible that there will be less market and institutional interest in our shares, and that we will not attract substantial coverage in the analyst community. As a result, the trading market for our shares may be less liquid, making it more difficult for investors to dispose of their shares at favorable prices, and investors may have less independent information and analysis available to them concerning our company.

Our stock price could become more volatile and investments could lose value.

The market price of our common stock and the number of shares traded each day has experienced significant fluctuations and may continue to fluctuate significantly. The market price for our common stock may be affected by a number of factors, including, but not limited to:
  Shortfalls in our expected net revenue, earnings or key performance metrics;

  Changes in recommendations or estimates by securities analysts;

  The announcement of new products by us or our competitors;

  Quarterly variations in our or our competitors’ results of operations;

  A change in our dividend or stock repurchase activities;

  Developments in our industry or changes in the market for technology stocks;

  Changes in rules or regulations applicable to our business; and

  Other factors, including economic instability and changes in political or market conditions.
A significant drop in our stock price could expose us to costly and time consuming litigation, which could result in substantial costs and divert management’s attention and resources, resulting in an adverse affect on our business.

The holders of Class B common stock have effective voting control of our company.

We have two classes of common stock: common stock and Class B common stock. The holders of common stock are entitled to one vote for each share held, while the holders of Class B common stock are entitled to 10 votes for each share held. As of March 24, 2011, the holders of Vishay Intertechnology Class B common stock hold approximately 45% of the voting power of that company. Directly, through family trusts, and as voting trustee under a voting trust agreement, Dr. Felix Zandman, executive chairman and chief technical and business development officer of Vishay Intertechnology who serves as an R&D consultant to our company, has (sole or shared) voting power over substantially all of the outstanding Class B common stock. The holders of Class B common stock are effectively able to cause the election of directors and approve other actions as stockholders without the approval of other stockholders of our company, including the sale, merger, or other transactions involving our company. This may adversely affect the market value of our stock.

Your percentage ownership of our common stock may be diluted in the future.

Your percentage ownership of our common stock may be diluted in the future because of equity awards that we expect will be granted to our directors, officers and employees, as well as due to certain convertible or exchangeable debt instruments, or stock purchase warrants. The Vishay Precision Group, Inc. 2010 Stock Incentive Program provides for the grant of equity-based awards, including restricted stock, restricted stock units, stock options, and other equity-based awards to our directors, officers and other employees, advisors and consultants.

Certain provisions of our certificate of incorporation and bylaws may reduce the likelihood of any unsolicited acquisition proposal or potential change of control that you might consider favorable.

Our bylaws contain provisions that could be considered “anti-takeover” provisions because they make it harder for a third party to acquire us without the consent of our incumbent board of directors. Under these by-law provisions:
  stockholders may not change the size of the board of directors or, except in limited circumstances, fill vacancies on the board of directors;

  stockholders may not call special meetings of stockholders;

  stockholders must comply with advance notice provisions for nominating directors or presenting other proposals at stockholder meetings; and

  our board of directors may without stockholder approval issue preferred shares and determine their rights and terms, including voting rights, or adopt a stockholder rights plan.
These provisions could have the effect of discouraging an unsolicited acquisition proposal or delaying, deferring or preventing a change of control transaction that might involve a premium price or otherwise be considered favorable by our stockholders.

USE OF PROCEEDS

     We will not receive any cash proceeds from the sale of Warrants or our common stock by the selling securityholders.

     If the Class A Warrants are exercised in full, we would realize proceeds, before expenses, in the amount of $13,280,000. If the Class B Warrants are exercised in full, we would realize proceeds, before expenses, in the amount of $5,240,038. The net proceeds of the exercise of the Warrants will be used for general corporate purposes.

DESCRIPTION OF CAPITAL STOCK

     The aggregate number of shares of capital stock which VPG has authority to issue is 29,000,000 shares: 1,000,000 shares of preferred stock, par value $1.00 per share, 25,000,000 shares of common stock, par value $0.10 per share, and 3,000,000 shares of Class B common stock, par value $0.10 per share. As of April 11, 2011, the registrant had 12,314,620 shares of common stock and 1,025,176 shares of Class B common stock outstanding.

Common Stock and Class B Common Stock

     After any required payment on shares of preferred stock, holders of common stock and Class B common stock are entitled to receive, and share ratably on a per share basis, all dividends and other distributions declared by the board of directors of VPG. In the event of a stock dividend or stock split, holders of common stock will receive shares of common stock and holders of Class B common stock will receive shares of Class B common stock. Neither the common stock nor the Class B common stock may be split, divided or combined unless the other is split, divided or combined equally.

     The holders of common stock are entitled to one vote for each share held. Holders of Class B common stock are entitled to 10 votes for each share held. The common stock and the Class B common stock vote together as one class on all matters subject to stockholder approval, except as set forth in the following sentence. The approval of the holders of common stock and of Class B common stock, each voting separately as a class, is required to authorize issuances of additional shares of Class B common stock other than in connection with stock splits and stock dividends.

     Shares of Class B common stock are convertible into shares of our common stock on a one-for-one basis at any time at the option of the holder thereof. The Class B common stock is not transferable except to the holder’s spouse, certain of such holder’s relatives, certain trusts established for the benefit of the holder, the holder’s spouse or relatives, corporations and partnerships beneficially owned and controlled by such holder, such holder’s spouse or relatives, charitable organizations and such holder’s estate. Upon any transfer made in violation of those restrictions, shares of Class B common stock will be automatically converted into shares of our common stock on a one-for-one basis.

     Neither the holders of common stock nor the holders of Class B common stock have any preemptive rights to subscribe for additional shares of capital stock of VPG.

     Our common stock is listed on the NYSE under the symbol “VPG.” There is no public market for shares of our Class B common stock. All outstanding shares of common stock and Class B common stock are validly issued, fully paid and non-assessable. Upon exchange of the notes or exercise of the Warrants, the shares of common stock issuable upon exchange of the notes and exercise of the Warrants will be validly issued, fully paid and non-assessable.

     We furnish to our stockholders annual reports containing financial statements certified by an independent public accounting firm. In addition, we furnish to our stockholders quarterly reports containing unaudited financial information for each of the first three quarters of each year.

     American Stock Transfer & Trust Company is the transfer agent and registrar of our common stock and Class B common stock.

     The common stock covered by this prospectus includes common stock issuable upon exercise of the Warrants and upon exchange of the notes. For a description of the Warrants and the Notes, see “Description of the Warrants” and “Description of the Notes,” respectively.

Registration Rights

     In connection with the spin-off and pursuant to the Master Separation Agreement, we agreed to register the issuance of the common stock issuable upon exercise of the Warrants. We also agreed to register under the Securities Act of 1933, for resale by the selling securityholders, our Class A Warrants and Class B Warrants, shares of our common stock issuable upon exchange of the Notes and, under certain circumstances, shares of our common stock issuable upon exercise of our Class A Warrants and Class B Warrants. Our registration and related obligations, as applicable to us by virtue of the Master Separation Agreement, are subject to the terms and conditions set forth in the securities investment and registration rights agreement, dated December 13, 2002, among Vishay and the holders of Vishay’s class A warrants, class B warrants and notes.

DESCRIPTION OF THE WARRANTS

     In connection with an acquisition, on December 13, 2002, Vishay issued class A warrants to acquire 7,000,000 shares of Vishay common stock at an exercise price of $20.00 per share and class B warrants to acquire 1,823,529 shares of Vishay common stock at an exercise price of $30.30 per share. With the exception of the exercise price, our Class A Warrants and Class B Warrants have identical terms and provisions. Under the terms of these Warrants, on the date of the spin-off, each holder of an outstanding and unexercised Vishay warrant was entitled to receive a VPG warrant evidencing a right to purchase a number of shares of our capital stock that the holder would have received as a dividend on Vishay capital stock had the holder exercised the Vishay warrants for Vishay capital stock immediately prior to the record date for the spin-off.

     Shortly after the distribution date, we issued Class A Warrants and Class B Warrants to acquire shares of our common stock to the holders of the Vishay warrants, as required by the term of those warrants. We also entered into a Warrant Agreement with American Stock Transfer and Trust Company, as warrant agent, in substantially the same form as the warrant agreement for the Vishay warrants, dated December 13, 2002. The VPG Warrant Agreement was filed by VPG as an exhibit to our annual report on Form 10-K filed with the SEC on March 24, 2011.

     The terms of the Warrants relating to the acquisition of our common stock are the same as the terms of the Vishay warrants, except that the exercise prices–$26.56 for the Class A Warrants and $40.23 for the Class B Warrants, in each case subject to further adjustments in accordance with the terms of the Warrants–were determined according to the following formula:

Es = Eo x Ps / (Pp + (r x Ps))

where:

Es	=	is the exercise price per share of our common stock of the Warrants.

Eo	=	is the exercise price per share of the Vishay common stock of the relevant Vishay warrant immediately prior to adjustment for the spin-off.

Pp	=	is the average of the daily market prices of the Vishay common stock for the ten full consecutive trading days following the date on which the spin-off is consummated.

Ps	=	is the fair market value per share of our common stock.

r	=	is the number of our shares distributed pursuant to the spin-off in respect of each share of Vishay common stock.

          “Fair market value” for these purposes means the average daily market price of the shares of our common stock for the first ten consecutive trading days following the date on which the spin-off is consummated.

          “Daily market price” for any trading day means the volume-weighted-average of the per share selling prices on the New York Stock Exchange or other principal United States securities exchange or inter-dealer quotation system on which the relevant security is then listed or quoted.

     The Warrant Agreement, to which the forms of Warrants are annexed, governs our Class A Warrants and Class B Warrants. The following summary description of the Warrants sets forth some general terms and provisions of the Warrants, but the summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrants and the Warrant Agreement. As used below, the term “Warrants” refers to both our Class A Warrants and Class B Warrants.

Exercise

     The Warrants may be exercised at any time until their expiration date on December 13, 2012. Each Warrant holder will be able to exercise the Warrants, in whole or in part, by delivering to us the certificate representing the Warrants, the exercise notice properly completed and executed and payment of the aggregate exercise price for the number of shares of our common stock as to which the Warrant is being exercised. We will not issue any fractional shares of our common stock and instead will pay a cash adjustment equal to the product resulting from multiplying the fractional amount by the daily market value of one share of our common stock on the trading day prior to the date the Warrant is exercised.

Exercise Price

     The exercise price of the Warrants was determined as set forth above. The exercise price, and the number of shares of our common stock, or the amount and type of other securities or property issuable upon exercise, will be subject to adjustment in the manner provided in the Warrant Agreement in any of the following circumstances:
  if we declare a stock dividend, stock split or reverse stock split or if there is a reclassification or reorganization of our common stock or if we make distributions on our common stock payable in common stock; or

  if we issue any evidence of indebtedness, shares of stock or any other securities to all holders of our common stock by reclassification of our common stock; distribute any rights, options or warrants to purchase or subscribe for any evidence of indebtedness, shares of stock or any other securities to all holders of our common stock; distribute cash (other than regular quarterly or semi-annual cash dividends) or other property to all holders of our common stock; or issue by means of a capital reorganization other securities of ours in lieu of or in addition to common stock; or

  if we distribute any rights, options or warrants to holders of our common stock at a price per share less than 90% of the daily market price of our common stock on the record date for the distribution; provided that if the exercise period is for a period of more than 60 days after the record date we will distribute the same rights, options or warrants to the Warrant holders on the record date as if the Warrant holders had exercised their Warrants immediately prior to the record date; or

  if any person or entity acquires us in a transaction in which we are merged with or into or consolidated with another person or entity, or if we sell or convey all or substantially all of our assets to another person or entity, in which case the holder of a Warrant, at the holder’s election, will be entitled to receive either the kind and number of shares, securities, cash, assets or other property which the holder would otherwise have been entitled to receive had the holder exercised the Warrants before the transaction, or, subject to certain exceptions, the cash value of the option according to the Black-Scholes pricing model, or, if the acquirer is a reporting company under the Securities Exchange Act and is offering a combination of cash and shares, a Warrant exercisable for securities of the acquirer having an adjusted exercise price but otherwise having the same terms as our Warrant and cash; or

  if we make a distribution to all holders of our common stock consisting of the capital stock of one of our subsidiaries or other business units, similar to the spin-off
     If we liquidate, dissolve or wind up our affairs, other than in connection with a consolidation, merger or sale or conveyance of all or substantially all of our assets or a spin-off transaction, then the Warrants will expire at the close of business on the last full business day before the earliest record date fixed for the payment of any distributable amount on our common stock.

Transfer of Warrants

     Each Warrant may be presented for transfer at any time on or prior to its expiration date. Any proposed transfer of the Warrants must be made pursuant either to an exemption from the registration requirements of the Securities Act or to an effective registration statement. The registration statement of which this prospectus is a part will be such a registration statement if and when it is declared effective. In addition, each transfer must be made in accordance with the applicable securities laws of any state of the United States or any other applicable jurisdiction. If the transfer of the Warrants is being made pursuant to an exemption from the registration requirements of the Securities Act, we may require that the Warrant holder deliver to us an agreement by the transferee to be bound by certain restrictions on transfer set forth in the Warrant agreement. We may also require an opinion of counsel that the transfer complies with applicable securities laws.

DESCRIPTION OF THE NOTES

     In connection with the same acquisition in which Vishay issued its Class A Warrants and Class B Warrants, on December 13, 2002, Vishay issued $105,000,000 in nominal (or principal) amount of its exchangeable floating rate unsecured exchangeable notes due 2102. In connection with the spin-off, we issued $9.96 million in nominal (or principal) amount of exchangeable floating rate unsecured noted due 2102. The notes are governed by a note instrument made by the Company on July 21, 2010 and a put and call agreement dated as of July 21, 2010.

     Interest

     The Notes bear interest at LIBOR. Interest will be payable quarterly on March 31, June 30, September 30 and December 31 of each calendar year. Interest on any overdue amounts under the notes will be payable at the rate of 1% per annum over the otherwise applicable rate.

     Transfer

     Other than in the case of transfers to affiliates, the Notes will only be transferable in a minimum nominal amount equal to the lesser of (i) $2,000,000 and (ii) the total nominal amount of all Notes held by a transferor and its affiliates. Transfer of the Notes must be pursuant to an available exemption from registration under the Securities Act.

     Exchange (Put and Call). The Notes are subject to a put and call agreement executed by us for the benefit of the holders of the Notes. A copy of the put and call agreement was filed as an exhibit to our annual report on Form 10-K filed with the SEC on March 24, 2011. The summary that follows does not purport to be complete and is qualified in all respects by reference to the actual text of the put and call agreement. In the event of any conflict between this description and the text of the put and call agreement, the text of the put and call agreement will govern. We urge you to read the text of the put and call agreement between us and the holders of the Class A warrants, Class B warrants and Notes, because that agreement, and not this summary, defines your rights and obligations as a Note holder with respect to the terms of that agreement.

     Put. Under the put and call agreement, at any time until the maturity date of the Notes, a holder of the Notes will be able to exercise the right to require us to exchange the Notes for shares of our common stock at an exchange price of $22.57 per share (the “Put/Call Price”), amounting to 441,176 shares of our common stock in the aggregate (subject to adjustment as described below). This is referred to as the “put” right. The put may be exercised with respect to the aggregate nominal amount of all Notes held by the holder or a portion of the nominal amount in integral multiples of $2,000,000. The number of shares of our common stock issuable upon exercise of the put will equal (x) the nominal amount of the Notes for which the put is being exercised, divided by (y) the then-applicable put/call rate. To exercise the put with respect to a note, the holder will be required to surrender to the put/call agent the certificate or certificates representing the Notes to be exchanged together with a complete put exercise notice; deliver a form of transfer in specified form, executed by the holder with the name of the transferee left blank; and pay any transfer or similar tax required to be paid by the holder.

     We will not issue a fractional share of common stock upon exchange of a note. Instead, we will deliver cash for the fractional share equal to an amount determined by multiplying (i) such fractional share by (ii) the closing sale price of our common stock on the principal exchange or quotation system on which the common stock is then traded (or if there is no sale of the common stock reported on such trading day, the average of the low ask and high bid prices for the common stock on such trading day on the last trading day prior to the date the put is exercised and rounding the product to the nearest whole cent.

     Call. Under the put and call agreement, at any time beginning on January 2, 2018 and ending 30 days before the maturity date of the Notes, we at our option will have the right to call all of the Notes in exchange for the issuance of shares of our common stock or cash at an exchange price of $22.57 per share, subject to adjustment pursuant to the put and call agreement. This is referred to as the “call” right.

     Upon exercise of the call, if our common stock has had a daily market price at or above the call target price then in effect for 20 or more out of 30 consecutive trading days at any time after the date the Notes are issued, we will issue to the holders of the Notes that number of shares of common stock equal to (x) the nominal amount of the Notes exchanged divided by (y) the put/call rate then in effect and pay to the holders an amount in cash equal to accrued but unpaid interest on the Notes. If the common stock has not had a daily market price at or above the call target price for 20 or more out of 30 consecutive trading days at any time after the date the Notes are issued, at our election, we will either (I) issue to the holders of the Notes a number of shares of our common stock equal to (x) the nominal amount of the Notes exchanged divided by (y) the average of the daily market prices for the ten trading days ending two trading days prior to the date that notice of the call is first sent to the holders, and pay to the holders an amount in cash equal to accrued but unpaid interest on the Notes; or (II) pay to the holders $1.00 for each $1.00 nominal amount of Notes subject to the call, plus cash equal to any accrued but unpaid interest to the date of the call.

     We will not issue a fractional share of common stock upon exchange of a note, and instead will pay a cash amount determined as described above under the provisions governing the put right.

     At least 30 days but not more than 60 days before the date of a call, we will be required to send a notice of redemption to the holders of the Notes.

     Adjustments

     The put/call rate, the interest rate hurdle and the call target price will be subject to adjustment in the manner provided in the put and call agreement in the following circumstances:
  if we declare a stock dividend, stock split, reverse stock split or if there is a reclassification or reorganization of our common stock or if we make distributions on our common stock payable in common stock; or

  if we issue any evidence of indebtedness, shares of stock or any other securities to all holders of our common stock by reclassification of our common stock; distribute any rights, options or warrants to purchase or subscribe for any evidence of indebtedness, shares of stock or any other securities to all holders of our common stock; distribute cash (other than regular quarterly or semi-annual cash dividends) or other property to all holders of our common stock; or issue by means of a capital reorganization other securities of ours in lieu of or in addition to common stock; or

  if we distribute any rights, options or warrants to holders of our common stock at a price per share less than 90% of the daily market price of our common stock on the record date for the distribution; provided that if the exercise period is for a period of more than 60 days after the record date we will distribute the same rights, options or warrants to the holders of Notes on the record date as if the holders had exchanged their Notes immediately prior to the record date; or

  if any person or entity acquires us in a transaction in which we are merged with or into or consolidated with another person or entity, or if we sell or convey all or substantially all of our assets to another person or entity, in which case the acquirer will be required to provide a full and unconditional guarantee of the Notes, and the Notes will become exercisable for shares of the acquirer, on adjusted terms in accordance with the put and call agreement; provided that if the acquirer does not have common equity securities registered under the Securities Exchange Act or for whatever reason the acquirer cannot comply with the forgoing provisions or the acquirer otherwise so chooses, the Notes will be called in accordance with the call provisions described above immediately prior to the transaction; or

  if we make a distribution to all holders of our common stock consisting of the capital stock of one of our subsidiaries or other business units, similar to the spin-off.

     If we liquidate, dissolve or wind up our affairs, other than in connection with a consolidation, merger or sale or conveyance of all or substantially all of our assets or a spin-off transaction, then the right to exchange the Notes will expire at the close of business on the last full business day before the earliest record date fixed for the payment of any distributable amount on our common stock.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

     The following discussion sets forth the material U.S. federal income tax consequences to holders, and U.S. estate tax consequences to non-U.S. Holders (defined below), of the exercise of the Warrants and of the ownership and disposition of our common stock received pursuant to the exercise of the Warrants or the exercise of an option under the Put and Call Option Agreement dated July 21, 2010 (the Put and Call Agreement”). The following discussion does not address the tax consequences to holders of the Notes of the receipt of common stock pursuant to the exercise of an option under the Put and Call Agreement.  Holders of the Notes should consult their own tax advisors with respect to the U.S. federal income tax consequences of the receipt of common stock pursuant to an exercise of an option under the Put and Call Agreement.

     The discussion below is for general information only and does not address the effects of any state, local or non-U.S. tax laws. In addition, the discussion below relates to persons who hold our common stock and Warrants to purchase our common stock as capital assets within the meaning of Section 1221 of the Code. This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special tax rules, such as: partnerships and other pass-through entities; insurance companies, tax-exempt organizations, expatriates, financial institutions, real estate investment trusts, regulated investment companies, dealers in securities or foreign currencies, holders whose functional currency is not the U.S. dollar; holders subject to the alternative minimum tax; or holders who hold our common stock and/or Warrants as part of a “straddle,” “hedge,” conversion transaction or other integrated transaction;.

     Investors considering the purchase of common stock and/or Warrants should consult their own tax advisors with respect to the application of the U.S. federal income and estate tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

     As used in this section, a “U.S. Holder” means a beneficial owner of our common stock and/or Warrants that is, for U.S. federal income tax purposes:
  a citizen or resident of the U.S.;

  a corporation or an entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia;

  an estate whose income is subject to U.S. federal income tax regardless of its source; or

  a trust if (i) a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. treasury regulations to be treated as a U.S. person.

     As used in this section, a non-U.S. Holder is a beneficial owner of our common stock and/or Warrants, other than a partnership, that is not a U.S. Holder.

     If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds the common stock and Warrants, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners in a partnership holding common stock or Warrants should consult their tax advisors concerning the tax consequences based on their particular circumstances.

U.S. Holders

     Warrants

     A U.S. Holder that exercises his, her or its Warrants will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such exercise, except that any cash paid in lieu of issuing fractional shares will be treated as received in exchange for an applicable number of Warrant(s) or fraction thereof and the holder will recognize gain or loss on such exchange in the manner discussed below. A U.S. Holder’s tax basis in our common stock acquired upon exercise of his, her or its Warrants will equal such holder’s tax basis in his, her or its exercised Warrants (which, in the case of initial holders of Warrants, in general will equal their fair market value on the date of issuance to the initial U.S. Holder) plus the exercise price paid for such stock. The holding period for the common stock acquired upon exercise of Warrants will begin on the date the Warrants are exercised. If a U.S. Holder’s Warrants expire unexercised, the holder will have a capital loss equal to his, her or its tax basis in its unexercised Warrants. The deductibility of capital losses, if any, realized on the expiration of unexercised Warrants may be subject to certain limitations.

     Upon the sale, exchange or other taxable disposition of Warrants, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the disposition and (ii) the U.S. holder’s adjusted tax basis in the Warrants. Such capital gain or loss will be long-term if the U.S. Holder’s holding period is more than one year. The deductibility of capital losses is subject to significant limitations.

     The exercise price of our Warrants may be adjusted under certain circumstances. Section 305 of the Code treats certain actual or constructive distributions of stock with respect to stock or convertible securities as a distribution taxable as a dividend (to the extent of the issuer’s current and accumulated earnings and profits as of the end of the taxable year in which the distribution occurs). Under applicable Treasury regulations, an adjustment to the exercise price of Warrants may, under certain circumstances, be treated as a constructive dividend under these rules to the extent it increases the proportional interest of a U.S. Holder in our fully diluted common stock, whether or not the holder ever exercises the Warrants into our common stock. Generally, a holder’s tax basis in a Warrant will be increased by the amount of any constructive dividend. Similarly, a failure to adjust the conversion price of the Warrants to reflect a stock dividend or similar event could in some circumstances give rise to constructive dividend income to holders of our common stock.

     Stock

     If we make distributions on our common stock, those distributions generally will be treated as a dividend, subject to tax as ordinary income, to the extent of our current and accumulated earnings and profits as of the end of our taxable year in which the distribution occurs. Any excess will be treated as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in our common stock and thereafter as gain from the sale or exchange of that stock. Subject to applicable rules, U.S. Holders that are corporations may be eligible to claim a deduction equal to a portion of any distributions received treated as dividends. Dividends received by a non-corporate U.S. holder may be eligible for reduced rates of tax if the U.S. holder meets certain holding period and other applicable requirements.

     Upon the sale, exchange or other taxable disposition of our common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the disposition and (ii) the U.S. Holder’s adjusted tax basis in the common stock or Warrants, as applicable. Such capital gain or loss will be long-term if the U.S. Holder’s holding period is more than one year. The deductibility of capital losses is subject o significant limitations.

     New Health Care Legislation

     Recently enacted legislation will require certain U.S. Holders who are individuals, estates or trusts and whose income exceeds certain thresholds to pay a 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of shares, subject to certain exceptions. This tax will apply for taxable years beginning after December 31, 2012. U.S. Holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock and Warrants.

Non-U.S. Holders

     For purposes of the following discussion, dividends on our common stock and gain from the sale or other disposition of our common stock and/or Warrants will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business and (ii) in the case of a treaty resident, attributable to a permanent establishment in the United States.

     Warrants

     A non-U.S. Holder that exercises his, her or its Warrants will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such exercise (except that any cash paid in lieu of issuing fractional shares will be treated as received in exchange for an applicable number of Warrant(s) or fraction thereof). A non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain from the sale, exchange or other disposition of Warrants (other than gain that is treated as U.S. trade or business income) for the same reasons set forth below regarding the sale or disposition of common stock. See “Non-U.S. Holders-Stock” below. A non-U.S. Holder’s basis and holding period in the Warrants and in common stock received upon exercise of the Warrants is computed in the same manner as a U.S. Holder would compute such items. See “U.S. Holders-Warrants” above.

     The exercise price of our Warrants may be adjusted under certain circumstances. Section 305 of the Code treats certain actual or constructive distributions of stock with respect to stock or convertible securities as a distribution taxable as a dividend (to the extent of the issuer’s current and accumulated earnings and profits as of the end of the taxable year in which the distribution occurs). Under applicable Treasury regulations, an adjustment to the exercise price of Warrants may, under certain circumstances, be treated as a constructive dividend under these rules to the extent it increases the proportional interest of a non-U.S. Holder in our fully diluted common stock, whether or not the holder ever exercises the Warrants into our common stock. Generally, a holder’s tax basis in a Warrant will be increased by the amount of any constructive dividend. Similarly, a failure to adjust the conversion price of the Warrants to reflect a stock dividend or similar event could in some circumstances give rise to constructive dividend income to holders of our common stock. With respect to non-U.S. Holders, the deemed distribution would be subject to the rules below regarding withholding of U.S. federal tax on dividends in respect of common stock. See “Non-U.S. Holders-Stock” below. Because any constructive distribution would not give rise to any cash from which any applicable withholding tax could be satisfied, it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder, including, but not limited to, cash or shares of common stock otherwise due on exercise of Warrants, dividends or sales proceed subsequently paid or credited to such non-U.S. Holder.

     Stock

     If we make distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, as of the end of our taxable year in which the distribution occurs.

     In general, dividends paid to a non-U.S. Holder that are not U.S. trade or business income will be subject to withholding of U.S. federal income tax at a 30% rate unless such rate is reduced by an applicable income tax treaty. In order to obtain a reduced rate of withholding under an income tax treaty, a non-U.S. Holder generally will be required to provide a properly completed and executed IRS Form W-8 BEN (or successor form) to us or our paying agent, or similar appropriate documentation or substitute form, certifying the non-U.S. Holder’s entitlement to benefits under an applicable income tax treaty. A non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty generally may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

     Dividends that are U.S. trade or business income generally will not be subject to withholding of U.S. federal income tax if the non-U.S. Holder provides a properly completed and executed IRS Form W-8ECI (or successor form) to us or our paying agent, or similar appropriate documentation or substitute form, certifying that the dividends are U.S. trade or business income. Instead, dividends that are U.S. trade or business income generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. Any dividends that are U.S. trade or business income received by a non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     A non-U.S. Holder generally will not be subject to U.S. federal income tax on the sale or other disposition of our common stock unless:
  such gain is U.S. trade or business income, in which case the non-U.S. Holder would be taxed on the net gain derived from the sale or other disposition under the regular graduated U.S. federal income tax rates, and, in addition, a non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty;

  the non-U.S. Holder is a non-resident alien individual who holds the common stock as a capital asset, is present in the United States for 183 days or more during the taxable year of the disposition, and certain other conditions are present, in which case such non-U.S. Holder generally will be subject to a flat 30% tax on the gain derived from the sale or other disposition of the common stock; or

  VPG is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the shorter of the five-year period ending on the date of the sale or other disposition of the common stock or the period during which the non-U.S. Holder has held the common stock.
     We believe that we have not been, are not currently, and are not likely to become in the future, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. However, no assurance can be given that we will not be a “United States real property holding corporation” when a non-U.S. Holder sells his, her or its shares of our common stock. If we were to become a “United States real property holding corporation”, a non-U.S. Holder would still not be subject to U.S. federal income tax on the sale or other disposition of the common stock if the shares of common stock are considered to be “regularly traded on an established securities market” within the meaning of Section 897(c)(3) of the Code and the non-U.S. Holder does not own, actually or constructively, at any time during the shorter of the periods described above, more than 5 percent of the outstanding shares of our common stock.

     Federal Estate Tax

     Our common stock or Warrants owned or treated as owned by an individual who is not a citizen or resident of the United States for U.S. federal estate tax purposes at the time of death (or our common stock or Warrants previously held by an individual who transferred the stock or Warrants subject to certain retained rights or powers) will be included in the individual’s gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless otherwise provided by an applicable estate tax treaty.

Backup Withholding and Information Reporting

     Non-exempt U.S. Holders may be subject to information reporting with respect to payments of proceeds from the disposition of our common stock and dividends on our common stock. Non-exempt U.S. Holders who are subject to information reporting and who do not provide appropriate information when requested may be subject to backup withholding. U.S. Holders should consult their tax advisors.

     In general, backup withholding and information reporting will not apply to the proceeds from the disposition of common stock paid to a non-U.S. Holder if the holder has provided the required certification that it is not a U.S. person. If a non-U.S. Holder fails to provide the required certification, proceeds from the disposition of common stock may be subject to backup withholding and information reporting in certain circumstances.

     VPG must report annually to the IRS and to each non-U.S. Holder any dividend income that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty. Copies of these information returns may also be made available, under the provisions of a specific treaty or agreement, to the tax authorities of the country in which the non-U.S. Holder resides. In general, backup withholding will not apply to dividends on common stock made by us or our paying agent, in its capacity as such, to a non-U.S. Holder if the holder has provided the required certification that it is not a U.S. person. If a non-U.S. Holder fails to provide the required certification, distributions on common stock may be subject to backup withholding.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to any holder will be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the requisite procedures are followed.

Recent Legislation Relating to Foreign Accounts

     Recently enacted legislation imposes withholding taxes on certain types of payments made to "foreign financial institutions" and “non-financial foreign entities.” The legislation imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. The legislation will apply to payments made after December 31, 2012. The 30% withholding tax may apply to proceeds from the sale or other disposition of the Warrants. Prospective investors should consult their tax advisors regarding this legislation.

SELLING SECURITYHOLDERS

     The selling securityholders, including their transferees, pledgees, donees or successors may, from time to time, offer and sell the Warrants, the common stock issuable upon exercise of the Warrants, or the common stock issuable upon exchange of the Notes pursuant to this prospectus. Our registration of the resale of the Warrants and the common stock underlying the Notes and the Warrants does not necessarily mean that the selling securityholders will sell all or any of these securities.

     The following table sets forth certain information as of April 11, 2011 concerning the Warrants and common stock of the selling securityholders.

     We have assumed for purposes of the table below that the selling securityholders will exchange all of the Notes and exercise all of the Warrants owned and being offered under this prospectus. We have also assumed that the selling securityholders will sell all of the exchange shares and exercise shares. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes or Warrants since the date on which they provided information regarding their securities in transactions exempt from the registration requirements of the Securities Act.

						Shares of Common
						Stock Beneficially
					Shares of	Owned After the
					Common	Offering
					Stock
	Shares			Shares	Beneficially
	Issuable on			Issuable on	Owned	Number
	Exchange of	Class A	Class B	Exercise of	Before the	of
Name (1)	Notes (2)	Warrants	Warrants	Warrants (3)	Offering (4)	Shares	Percentage
Nomura Securities
International, Inc.*	–	467,164	121,698	588,862	–	588,862	4.40%
EuropeanPrivate
Equity Investors
L.L.C.*	–	32,836	8,554	41,390	–	41,390	0.31%
UBS A.G., London
Branch*	383,453	–	–	–	–	383,453	2.87%
NMS Services
(Cayman) Inc.*	57,723	–	–	–	–	57,723	0.43%
____________________

*	Denotes initial holder or its affiliate.
(1)	Information concerning any change to the selling securityholders will be set forth in prospectus supplements or post-effective amendments to the registration statement from time to time, if required.
(2)	Figures in this column assume that the selling securityholder will exchange in full the Notes held by them.
(3)	Figures in this column assume that the selling securityholder will exercise in full the Warrants held by them and include the total number of shares of common stock issuable upon exercise of the Class A Warrants and the Class B Warrants.
(4)	Figures in this column do not include the shares of common stock issuable upon exchange of the Notes or exercise of the Warrants.

     None of the selling securityholders has had any position, office or other material relationship with VPG or any of our predecessors or affiliates within the past three years.

PLAN OF DISTRIBUTION

     The selling securityholders and their successors (which include their pledgees, donees, partnership distributees and other transferees receiving the Warrants, the Notes or common stock underlying the Notes or Warrants from the selling securityholders in non-sale transfers) may sell the Warrants and the common stock underlying the Notes and Warrants, in each case directly to purchasers or through broker-dealers or agents pursuant to this prospectus.

     Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

     The Warrants and the common stock underlying the Notes and the Warrants may be sold in one or more transactions:
  at fixed prices;

  at prevailing market prices at the time of sale;

  at varying prices determined at the time of sale; or

  at negotiated prices.
     These sales may be effected in transactions, which may involve crosses or block transactions, in the following manner:
  on any national securities exchange or quotation service on which the Warrants or the common stock underlying the Notes and the Warrants may be listed or quoted at the time of sale;

  in the over-the-counter market;

  in transactions other than on these exchanges or services or in the over-the-counter market;

  through the writing and exercise of options, whether these options are listed on an options exchange or otherwise; or

  through the settlement of short sales.
     If underwriters are used in the sale, the securities being sold will be acquired by the underwriters for their own account and distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Unless otherwise set forth in the prospectus supplement with respect of the securities being offered thereby, the obligations of the underwriters to purchase such securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any of such securities are purchased. The initial public offering price of any securities and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If dealers are used in the sale, unless otherwise indicated in the prospectus supplement with respect to the securities being offered thereby, the selling securityholder will sell such securities to the dealers as principals.

     The dealers may then resell such securities to the public at varying prices to be determined by such dealers at the time of resale.

     Securities may also be sold through agents designated by the selling securityholder from time to time or directly by the selling securityholder. Any agent involved in the offering and sale of the securities under this prospectus will be named, and any commission payable by the selling securityholder to such agent will be set forth, in the prospectus supplement with respect to such securities. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

     Underwriters, dealers and agents who participate in the distribution of the securities may be entitled under agreements entered into with the selling securityholder to indemnification by the selling securityholder against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

     Selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Warrants or the common stock underlying the Notes and the Warrants and deliver these securities to close out short positions, short and deliver the Warrants and common stock underlying the Notes and the Warrants to close out short positions, or loan or pledge the Warrants or the common stock underlying the Notes and the Warrants to broker-dealers that in turn may sell these securities.

     The aggregate proceeds to the selling securityholders from the sale of the Warrants or common stock underlying the Notes and the Warrants will be the purchase price of the Warrants or common stock less any discounts and commissions, if applicable. A selling securityholder reserves the right to accept and, together with their agents, to reject, any proposed purchase of Warrants or common stock to be made directly or through agents. We will not receive any of the proceeds from the resale of these securities by the selling securityholders. We may, however, receive cash consideration in connection with the exercise of the Warrants for cash.

     In order to comply with the securities laws of some jurisdictions, if applicable, the holders of Warrants and the common stock underlying the Notes and the Warrants may sell in some jurisdictions through registered or licensed broker-dealers. In addition, under certain circumstances in some jurisdictions, the Warrants may need to be registered or qualified for sale or comply with an available exemption from the registration and qualification requirements of such jurisdiction.

     Our outstanding common stock is listed for trading on the New York Stock Exchange. There is no established trading market for the Warrants. We do not intend to list the Warrants for trading on any automated interdealer quotation system or national securities exchange.

     The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Warrants and common stock underlying the Notes and the Warrants may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profits they earn on any resale of the Warrants or the shares of common stock underlying the Notes and the Warrants may be underwriting discounts and commissions under the Securities Act. We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling securityholders and their affiliates.

     To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution.

     In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

     If required, the Warrants or the common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

     Under the Master Separation Agreement, we agreed to register the Warrants and the common stock underlying the Notes and the Warrants with the SEC pursuant to terms and conditions set forth in the Vishay Registration Rights Agreement. In addition, the selling securityholders and we have agreed to indemnify each other and our respective controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the Warrants and the common stock underlying the Notes and the Warrants, including liabilities under the Securities Act. We will pay the expenses incident to the registration of the Warrants and the common stock underlying the Notes and the Warrants, except that the selling securityholders will pay all underwriting discounts, commissions or fees attributable to the sale of the securities and will pay the costs of their own counsel.

LEGAL MATTERS

     The validity of the Warrants and common stock underlying the Notes and the Warrants is being passed upon for us by Pepper Hamilton LLP.

EXPERTS

     The combined and consolidated financial statements of Vishay Precision Group, Inc. appearing in Vishay Precision Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, have been audited by Ernst & Young LLP, our independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such combined and consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any public offering document we file, including a copy of the registration statement on Form S-3 of which this prospectus is a part, without charge at the SEC’s Public Reference Room, 100 F Street, N.E., Washington D.C. 20549.

     You can also request copies of all or any portion of these documents by writing the Public Reference Section and paying certain prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Section. Additionally, these documents are available to the public from the SEC’s web site at http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

     The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document.

     Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

     We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:
  Annual Report on Form 10-K filed on March 24, 2011;

  Current Report on Form 8-K filed on March 21, 2011; and

  The description of our common stock set forth in our Registration Statement on Form 10 filed on June 22, 2010, including any amendment or reports filed for the purpose of updating such description.
     To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), write us at the following address or call us at the telephone number listed below:

Vishay Precision Group, Inc.
3 Great Valley Parkway, Suite 150
Malvern, Pennsylvania 19355
Attention: Senior Director of Legal Services
(484) 321-5300

     VPG also maintains a web site at http://www.vishaypg.com through which you can obtain copies of documents that VPG has filed with the SEC. The contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     VPG is paying all of the expenses related to this offering. The following table sets forth the approximate amount of fees and expenses payable by the VPG in connection with this Registration Statement and the distribution of the shares of the securities being registered hereby. The selling securityholders will bear all underwriting discounts, commissions or fees attributable to the sale of the registrable securities.

SEC registration fee	$2,000
Legal fees and expenses	$25,000
Accounting fees and expenses	$25,000
Printing and engraving expenses	$1,000
Miscellaneous	$1,000
Total	$54,000

Item 15. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Our certificate of incorporation provides that every person who is or was a director, officer, employee or agent of the corporation shall be indemnified by the corporation against all judgments, payments in settlement, fines, penalties, and other reasonable costs and expenses resulting from any action, proceeding, investigation or claim which is brought or threatened by or in the right of our company or by anyone else by reason of such person being or having been a director, officer, employee or agent of us or any act or omission of such person in such capacity. In addition, we have entered into indemnification agreement with our directors and officers that reflect this obligation. Such indemnification shall be available either if such person is wholly successful in defending such action or if, in the judgment of a court or the board of directors or in the opinion of independent legal counsel, such person acted in good faith in what he reasonably believed to be in the best interests of the corporation and was not adjudged liable to the corporation, and, in any criminal action, had no reasonable cause to believe that his action was unlawful. In the case of a derivative action, such indemnification shall not be made other than in respect of a court-approved settlement or if, in the opinion of independent counsel, the person satisfied the standard of conduct specified in the prior sentence, the action was without substantial merit, the settlement was in the best interests of our company and the payment is permissible under applicable law. Directors may authorize the advancement of reasonable costs and expenses in connection with any such action to the extent permitted under Delaware law.

     Our certificate of incorporation further provides that no director shall have any personal liability to us or to our stockholders for any monetary damages for breach of fiduciary duty, to the extent permitted under the Delaware General Corporation Law.

     We expect to maintain between $20 million and $30 million of insurance to reimburse our directors and officers and the directors and officers of our subsidiaries, for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of our company or any of its subsidiaries. Such insurance specifically excludes any director or officer for any charge or expense incurred in connection with various designated matters, including libel or slander, illegally obtained personal profits, profits recovered by us pursuant to Section 16(b) of the Exchange Act and deliberate dishonesty.

Item 16. Exhibits

Exhibit No.	Description
4.1	Warrant Agreement between Vishay Precision Group, Inc. and American Stock Transfer & Trust Co., dated as of July 21, 2010 (incorporated by reference to Exhibit 10.20 to our Annual Report on Form 10-K filed on March 24, 2011).

4.2	Note Instrument by Vishay Precision Group, Inc., dated as of July 21, 2010 (incorporated by reference to Exhibit 10.21 to our Annual Report on Form 10-K filed on March 24, 2011).

5.1	Opinion of Pepper Hamilton LLP regarding the legality of the Warrants and the shares of Vishay Precision Group, Inc. common stock registered hereunder dated as of April 12, 2011.*

23.1	Consent of Ernst & Young LLP.*

23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1).+

24	Power of Attorney (included on the signature page).+
____________________

*	Filed herewith.

Item 17. Undertakings

(a)	The undersigned hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum aggregate offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(b)
The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Malvern, Commonwealth of Pennsylvania, on April 12, 2011.

VISHAY PRECISION GROUP, INC.

By:	/s/ Ziv Shoshani
Name:	Ziv Shoshani
Title:	Chief Executive Officer

POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act, this registration statement and Power of Attorney have been signed by the following persons in the capacity and on the dates indicated.

     KNOW ALL MEN BY THESE PRESENTS, that each person whose name appears below hereby constitutes and appoints each of Ziv Shoshani and William M. Clancy his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Ziv Shoshani	Chief Executive Officer	April 12, 2011
Ziv Shoshani	(Principal Executive Officer)

/s/ William M. Clancy	Executive Vice President & Chief Financial Officer	April 12, 2011
William M. Clancy	(Principal Financial and Accounting Officer)

/s/ Marc Zandman	Director	April 12, 2011
Marc Zandman

/s/ Samuel Broydo	Director	April 12, 2011
Samuel Broydo

/s/ Saul V. Reibstein	Director	April 12, 2011
Saul V. Reibstein

/s/ Timothy V. Talbert	Director	April 12, 2011
Timothy V. Talbert

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Pepper Hamilton LLP regarding the legality of the Warrants and the shares of Vishay Precision Group, Inc. common stock registered hereunder dated as of April 12, 2011.

23.1	Consent of Ernst & Young LLP.